UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

INGLES MARKETS, INCORPORATED
P.O. BOX 6676
ASHEVILLE, NORTH CAROLINA 28816
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, FEBRUARY 13, 2024
To the Stockholders of Ingles Markets, Incorporated:
NOTICE IS HEREBY GIVEN that Ingles Markets, Incorporated (the “Company”) will hold its 2024 Annual Meeting of Stockholders (the “Annual Meeting”) at the Grove Park Inn, 290 Macon Avenue, Asheville, North Carolina 28804 on Tuesday, February 13, 2024, at 11:00 a.m. Eastern Time, for the following purposes:
1.	To elect eight directors to serve until the 2025 Annual Meeting of Stockholders;
2.	To consider and vote on a non-binding approval of the Company’s compensation for named executive officers, as disclosed in this Proxy Statement;
3.	To vote on a stockholder proposal regarding cage free egg progress disclosure, if properly presented at the Annual Meeting;
4.	To vote on a stockholder proposal concerning risk disclosure related to consumer expectations on significant policy matters, if properly presented at the Annual Meeting; and
5.	To consider any other business that is properly presented at the Annual Meeting and any adjournment or postponement thereof.
The foregoing proposals and other matters relating to the Annual Meeting are described in the Proxy Statement that accompanies this Notice.
Only stockholders of record of the Company’s Class A Common Stock, $0.05 par value per share, and Class B Common Stock, $0.05 par value per share, at the close of business on December 15, 2023, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. We will make available at the Company’s corporate offices a list of stockholders as of the close of business on December 15, 2023, for inspection during normal business hours during the ten-day period immediately preceding the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, referred to as the E-proxy notice, on or about January 4, 2024, to our stockholders of record on December 15, 2023. The E-proxy notice contains instructions for your use of this process, including how to access our Proxy Statement and 2023 Annual Report and how to vote. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the Proxy Statement and 2023 Annual Report or elect to receive your Proxy Statement and 2023 Annual Report over the Internet.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by proxy as soon as possible over the Internet as instructed in the E-proxy notice, or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you are a holder of record of common stock, you may also cast your votes in person at the Annual Meeting. If your shares are held in “street name” (that is, held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee as to how to vote your shares.
By Order of the Board of Directors

Robert P. Ingle, II Chairman of the Board
Asheville, North Carolina
January 4, 2024
YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE.

i

INGLES MARKETS, INCORPORATED
P. O. BOX 6676
ASHEVILLE, NORTH CAROLINA 28816

ANNUAL STOCKHOLDERS MEETING
FEBRUARY 13, 2024
Grove Park Inn
290 Macon Avenue
Asheville, North Carolina 28804
PROXY STATEMENT
The Board of Directors (the “Board”) of Ingles Markets, Incorporated (the “Company”, “we”, “us”, “our” or “Ingles Markets”) furnishes you with this Proxy Statement to solicit proxies to be voted at the 2024 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Annual Meeting will be held at the Grove Park Inn, 290 Macon Avenue, Asheville, North Carolina, on Tuesday, February 13, 2024, at 11:00 a.m. Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. The proxies also may be voted at any adjournments or postponements of the Annual Meeting. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, (the “E-proxy notice”), on or about January 4, 2024, to each holder of record of the Company’s Class A Common Stock, $0.05 par value per share (“Class A Common Stock”) and Class B Common Stock, $0.05 par value per share (“Class B Common Stock”), as of December 15, 2023, the record date for the meeting (the “Record Date”). Class A Common Stock and Class B Common Stock are sometimes referred to collectively in this Proxy Statement as “Common Stock.” The E-proxy notice and this Proxy Statement summarize the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.
The Company’s principal executive offices are located at 2913 U.S. Highway 70 West, Asheville (Black Mountain), North Carolina 28711. This Proxy Statement and the accompanying forms of proxy are first being provided to stockholders on or about January 4, 2024.
Execution and Revocation of Proxies
Shares of Common Stock properly voted by proxy as instructed in this Proxy Statement and in the E-proxy notice will be voted at the Annual Meeting in accordance with the instructions on the proxy. Proxies that are not properly executed or are not received by the Secretary at or before the Annual Meeting will not be effective.
A stockholder can revoke a proxy at any time prior to the exercise of the authority granted under that proxy. A proxy may be revoked by a stockholder in any of the following ways:
•	by attending the Annual Meeting and voting the shares covered by the original proxy in person at the Annual Meeting;
•	by delivering to the Secretary an instrument revoking the proxy prior to the Annual Meeting; or
•	by delivering a later-dated, properly executed proxy with respect to shares covered by the original proxy prior to the Annual Meeting.
Actions to Be Taken by Proxy
If any stockholder fails to provide instructions on a proxy properly submitted via the Internet or mail, its proxy will be voted, as recommended by the Board, at the Annual Meeting:
•	“FOR” the election of each of the Board nominees named under the heading “ELECTION OF DIRECTORS – Identification of Directors and Executive Officers”;
•	“FOR” Management’s proposal under the heading “EXECUTIVE COMPENSATION AND OTHER INFORMATION – Proposal for Advisory Vote on Executive Compensation”;
•	“AGAINST” the stockholder proposal under the heading “STOCKHOLDER PROPOSAL REGARDING CAGE FREE EGG PROGRESS DISCLOSURE”; and
•	“AGAINST” the stockholder proposal under the heading “STOCKHOLDER PROPOSAL CONCERNING RISK DISCLOSURE RELATED TO CONSUMER EXPECTATIONS ON SIGNIFICANT POLICY MATTERS”.

As of the date of this Proxy Statement, the Company’s management knows of no other matter to be brought before the Annual Meeting. Should any other matter properly come before the Annual Meeting, all shares of Common Stock represented by effective proxies will be voted, at their discretion, by the persons acting under such proxies.
Voting Rights
Only holders of record of shares of Class A Common Stock or Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or adjournments or postponements of the Annual Meeting. At the close of business on the Record Date, there were 14,532,275 shares of Class A Common Stock and 4,462,101 shares of Class B Common Stock issued and outstanding.
Quorum Requirements. Each share of Class A Common Stock entitles its holder to one vote per share, and each share of Class B Common Stock entitles its holder to ten votes per share, in each case with respect to any matter properly submitted to a vote of such holders. The presence in person or by proxy of holders of a majority of the outstanding shares of Class A Common Stock constitutes a quorum for purposes of the election of directors by the holders of Class A Common Stock. The presence in person or by proxy of holders of a majority of the outstanding shares of Class B Common Stock constitutes a quorum for purposes of the election of directors by the holders of Class B Common Stock. The presence in person or by proxy of holders of Common Stock possessing a majority of the aggregate votes represented by the Class A Common Stock and Class B Common Stock, taken together, constitutes a quorum for purposes of all other matters that are properly presented at the Annual Meeting.
Abstentions and Broker Non-Votes. Abstentions with respect to a proposal and broker non-votes are counted for purposes of establishing a quorum, but they will not be counted as votes cast for or against any proposal, and they will not have any effect on the outcome of any proposal. A broker non-vote occurs if a broker or other financial intermediary does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals, and the broker indicates it does not have authority to vote the shares for such proposals. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. All four proposals described in this Proxy Statement constitute “non-routine” matters; therefore, if you hold your shares of Common Stock in street name, and you do not instruct your broker, bank or other nominee how to vote, then your shares will not be voted at the Annual Meeting with respect to the four proposals described in this Proxy Statement.
Election of Directors. If a quorum of each class is present at the Annual Meeting, the holders of Class A Common Stock, voting as a class, will elect two directors, and the holders of Class B Common Stock, voting as a class, will elect six directors. For purposes of the election of directors, each stockholder will have one vote for each share of Common Stock held by the stockholder as of the Record Date. Pursuant to the North Carolina Business Corporation Act, directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.
A broker does not have authority to vote shares held by it in “street name” in the election of directors unless it is instructed by the beneficial owner of such shares as to how such shares are to be voted in such election. Accordingly, if you hold your shares through a broker, you are urged to provide voting instructions in accordance with your broker’s directions.
Cumulative voting is not applicable to the election of directors at the Annual Meeting.
Other Matters. Unless otherwise provided in the Company’s Articles of Incorporation or the North Carolina Business Corporation Act, holders of Class A Common Stock and Class B Common Stock vote as a single class with respect to any matter properly brought before our stockholders. In any such vote, stockholders will be entitled to one vote for each share of Class A Common Stock held as of the Record Date and ten votes for each share of Class B Common Stock held as of the Record Date. For purposes of any such vote, if a quorum is present, a proposal will pass if the votes cast “for” the action exceed the votes cast “against” the action, unless otherwise provided in the Company’s Articles of Incorporation or the North Carolina Business Corporation Act. Shares not voted with respect to any such matters (whether by abstention or broker non-vote) would not be included in vote totals and would not impact the vote.
As of the date of this Proxy Statement, the Company knows of no matters other than those listed on the Notice of Annual Meeting of Stockholders to be presented for action at the Annual Meeting.

ELECTION OF DIRECTORS
Each member of the Board is elected for a term of one year and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal from office. The Company’s Articles of Incorporation and Bylaws provide that the Board may from time-to-time fix by resolution the number of directors that constitutes the Board, which shall be not less than five nor more than eleven. The Board has determined by resolution that the number of directors will be fixed at eight for purposes of this election. In accordance with the Company’s Articles of Incorporation and Bylaws, two of the eight directors will be elected by a vote of the holders of the Class A Common Stock, voting as a separate class, and the remaining six directors will be elected by a vote of the holders of the Class B Common Stock, voting as a separate class.
Identification of Directors and Executive Officers
The Board has nominated, and recommends a vote FOR, Ernest E. Ferguson and John R. Lowden as directors to be elected by the holders of the Class A Common Stock and Fred D. Ayers, Robert P. Ingle, II, Patricia E. Jackson, James W. Lanning, Laura Ingle Sharp, and Brenda S. Tudor as directors to be elected by the holders of the Class B Common Stock.
Proxies received by the Board will be voted “FOR” the election of all the nominees unless stockholders specify a contrary choice in their proxy. We expect each director nominee to be able to serve if elected. If any director nominee is not able to serve, proxies will be voted “for” the remainder of those nominated and may be voted for substitute nominees.
The biographical information set forth below was furnished by each named director and executive officer of the Company. Except as otherwise indicated, each such person has been engaged in his or her most recent occupation or employment for more than five years.
DIRECTORS AND EXECUTIVE OFFICERS
Robert P. Ingle, II
Robert P. Ingle, II has been a member of the Board since February 1997, has served as Chairman of the Board since May 2004, and served as Chief Executive Officer from March 2011 until March 2016. He has been employed by the Company in a variety of positions since 1985. Mr. Ingle brings many years of grocery industry experience to the Board. Mr. Ingle is 55.

James W. Lanning
Mr. Lanning has served as a director of the Company since May 2003 and was appointed Chief Executive Officer in March 2016. He has served as President since March 2003. He has been employed by the Company in a variety of positions since 1975. Mr. Lanning brings leadership development skills and many years of grocery industry experience to the Board. Mr. Lanning is 64.

Fred D. Ayers
Mr. Ayers has served as a director of the Company since February 2006. Mr. Ayers retired in 2002 as a senior officer of Wachovia Bank (now Wells Fargo). He has served on numerous boards and remains active in the Asheville community. Mr. Ayers brings many years of auditing, accounting, and finance experience to the Board. Mr. Ayers is 81.

Patricia E. Jackson
Ms. Jackson has served as a director of the Company since March 2022 and was appointed as Chief Financial Officer of the Company in February 2022. Ms. Jackson is a certified public accountant. She previously served as the Company’s Controller from 2010 to February 2022. Ms. Jackson brings considerable auditing, accounting, and finance experience to the Board. Ms. Jackson is 59.

DIRECTORS AND EXECUTIVE OFFICERS
Ernest E. Ferguson
Mr. Ferguson has served as a director of the Company since December 2014. Mr. Ferguson retired in 2007 as a senior vice president and commercial sales director of Wachovia Bank (now Wells Fargo). He has continued to serve on numerous boards and remains active in the Asheville community. Mr. Ferguson brings auditing, accounting, and finance experience to the Board. Mr. Ferguson is 76.

John R. Lowden
Mr. Lowden has served as a director of the Company since April 2018. Mr. Lowden is President and Chief Investment Officer of NewCastle Partners, LLC, a private investment firm founded in 2001. Mr. Lowden brings finance skills as well as investing knowledge to the Board. Mr. Lowden is 66.

Laura Ingle Sharp
Ms. Sharp has been a director of the Company since February 1997. She has in the past served the Company in several capacities on a full-time and part-time basis. Ms. Sharp has been an associate or Director of the Company, or its subsidiaries for many years, and as such is qualified to serve on the Board. Ms. Sharp is 66.

Brenda S. Tudor
Ms. Tudor has served as a director of the Company since December 2014. Ms. Tudor is a certified public accountant. She retired May 31, 2019, as President and Chief Financial Officer of Morgan-Keefe Builders, Inc., a role she held since 2006. Ms. Tudor brings auditing, accounting, and finance skills as well as knowledge of the grocery industry to the Board. Ms. Tudor is 66.

Michael David Hogan
Mr. Hogan has served as President of the Company’s subsidiary, Milkco, since October 1, 2022. Mr. Hogan has served as Plant Operations Manager in the Dairy industry since 2014, serving in that capacity with Milkco since 2019. Mr. Hogan is 41.

Robert P. Ingle, II and Laura Ingle Sharp are brother and sister. There are no other family relationships among any of the directors or executive officers of the Company. Based upon the voting power of Mr. Robert P. Ingle, II, the majority holder of the outstanding shares of Class B Common Stock in the election of directors, the Company meets the definition of a “Controlled Company” for purposes of the Nasdaq corporate governance rules. Under the Nasdaq corporate governance rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “Controlled Company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board members be “Independent Directors.”
Director Independence and Committees of the Board of Directors
The Board reviews director independence annually based on the rules of Nasdaq. On such basis, the Board has affirmatively determined that Messrs. Ayers, Ferguson and Lowden and Ms. Tudor are independent.
The Board had two standing committees during fiscal 2023: an Executive Committee, and an Audit/Compensation Committee. The Company did not have a separate nominating committee during fiscal 2023. As a controlled company under the Nasdaq corporate governance rules, the continued listing requirements of Nasdaq do not require that the Company have a nominating committee.
The Executive Committee. The Executive Committee can exercise the powers of the full Board between meetings of the Board, except for powers that may not be delegated to a committee of the Board under the North Carolina Business Corporation Act. During fiscal 2023, the Executive Committee consisted of Messrs. Robert P. Ingle, II and James W. Lanning and Ms. Patricia E. Jackson.

The Audit/Compensation Committee. The Board has established, through the Company’s Bylaws, an Audit/Compensation Committee. When acting in its capacity as Audit Committee, this committee acts under the authority of and has the responsibilities described in the Company’s Audit Committee Charter. The Audit Committee Charter is available on the Company’s website at www.ingles-markets.com (information contained on or accessible through our website is not part of this Proxy Statement). In this capacity, the committee is responsible for, among other things, recommending the engagement of the Company’s independent registered public accounting firm, approving the fees and services to be provided by the independent registered public accounting firm, overseeing the independent registered public accounting firm, reviewing and evaluating significant matters relating to the audit and internal controls of the Company, reviewing the scope and results of audits by, and recommendations of, the Company’s independent registered public accounting firm and establishing and administering the Company’s Related Party Transaction policy. In addition, the committee reviews the audited consolidated financial statements of the Company.
The Audit/Compensation Committee does not have a separate Compensation Committee charter. When the committee is acting in its capacity as the Compensation Committee, the Board has empowered the committee to:
•	approve compensation levels and increases in compensation of each executive officer and of other associates of the Company whose annual base salary is in excess of $500,000; and
•
approve all incentive payments to executive officers and any incentive payments in excess of $250,000, paid in cash or property, in any calendar year to any other associate that does not work in one of the Company’s supermarkets.

Furthermore, the committee, when acting as the Compensation Committee, administers the Company’s associate benefit plans and other compensation matters where independent, disinterested administration is required by applicable tax or securities laws and regulations. Where such laws or regulations require that grants or awards under a stock-based employee benefit plan be made by the full Board or by a committee of non-employee or outside directors, the committee or the Board, as appropriate, makes such decisions.
During fiscal 2023, the Audit/Compensation Committee consisted of Messrs. Ayers and Ferguson and Ms. Tudor. The Board has determined that each member of the committee is independent for purposes of the provisions of the Sarbanes-Oxley Act of 2002, the applicable rules of the SEC, and the Nasdaq corporate governance rules regarding audit committees. The Board has also determined that Mr. Ayers is an “audit committee financial expert” as defined under the rules of the SEC.
Board Leadership Structure and Role in Risk Oversight
The Chairman of the Board is charged with acting as a liaison between the Board and our management team. The Chief Executive Officer is responsible for providing daily leadership and oversight of our performance.
Mr. Ingle, II has served as the Chairman of the Board since May 2004, and Mr. Lanning has served as the Chief Executive Officer since March 2016.
Our Board is responsible for overseeing our risk management process, focusing on our general risk management strategy, the most significant risks facing us, and overseeing the implementation of management’s risk mitigation strategies. Our Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Oversight of risk within the organization is an evolving process that requires the Company to continually look for opportunities to further embed systematic enterprise risk management into ongoing business processes across the organization. The Board encourages management to continue to review and improve its methods of assessing and mitigating risk.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
Executive compensation decisions made during fiscal 2023, that were not made exclusively by the Board or the Audit/Compensation Committee, were made by the Chairman of the Board, the Chief Executive Officer, and in certain instances consultation with appropriate members of management. Messrs. Ayers and Ferguson and Ms. Tudor did not have any relationships with the Company that would require disclosure under “Transactions With Related Persons,” nor would any relationship be considered a compensation committee interlock requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our named executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

Meetings of the Board of Directors and Committees; Director Compensation
The Board held four formal meetings during fiscal 2023. The Executive Committee held no formal meetings during fiscal 2023 but met periodically on an informal basis. The Audit/Compensation Committee held ten formal meetings during fiscal 2023 and met periodically on an informal basis during Board meetings and as required for other purposes. Other than Mr. Lowden, each director attended at least 75% of all meetings of the Board and of the committees of the Board on which he or she served during fiscal 2023. See “Committees of the Board of Directors.”
Directors who are not officers of the Company or any of its subsidiaries are paid an annual retainer of $15,000 plus $1,250 for each Board or committee meeting they attend. Audit/Compensation Committee members other than the Chairman of such committee are paid an additional annual retainer of $10,000 for service on such committee, and the Chairman of the Audit/Compensation Committee is paid an additional annual retainer of $15,000.
The following director compensation table sets forth, for the fiscal year ended September 30, 2023, the total compensation paid by the Company to its outside directors, all of which was paid in cash.
Name	Fees Earned or Paid in Cash ($)	Total ($)
Fred D. Ayers	42,500	42,500
Ernest E. Ferguson	37,508	37,508
John R. Lowden	16,250	16,250
Laura Ingle Sharp	20,000	20,000
Brenda S. Tudor	37,508	37,508
Director Nominations
The Company’s Board vacancies are filled through discussions between the Chairman of the Board, Board members, and members of management, as appropriate. Under the Company’s Articles of Incorporation, 25% of the directors of the Company are elected by the holders of Class A Common Stock, voting as a separate class, and the remaining directors are elected by holders of the Class B Common Stock, voting as a separate class. Mr. Ingle II, the Chairman of the Board, is also the majority holder of the outstanding shares of Class B Common Stock as a result of being appointed the trustee with sole voting and dispositive power of trusts established by his father, Robert P. Ingle, in connection with his estate plan.
The Board has determined specific personal and professional qualifications and skills required to fill vacancies which complement the existing qualifications and skills of the other Board members. Historically, the Company has not engaged third parties to assist in identifying and evaluating potential nominees but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s and management’s contacts are not sufficient to identify an appropriate candidate.
Although we have not adopted a formal policy regarding the consideration of Board candidates recommended by our stockholders, the Board believes that the establishment of a formal policy is not necessary. For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.
Stockholder Communication with Board Members
The Company maintains contact information, both telephone and email, on its website, www.ingles-markets.com, under the heading “Talk to Us.” By following the “Talk to Us” link, a stockholder will be given access to the Company’s telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone for the Board are forwarded to the Board by an officer of the Company.
Board Member Attendance at Annual Meetings
The Company generally requires that all directors attend the annual meeting of stockholders. All Board members were present at the 2023 Annual Meeting except for one due to extraordinary circumstances.

Board Diversity
The Company believes that it is important that the Board is composed of individuals reflecting the diversity of our associates, stockholders and the communities we serve, and so the Board considers diversity when identifying director nominees.
As required by rules of Nasdaq that were approved by the SEC in August 2021, we are providing information about the gender and demographic diversity of our directors in the matrix format required by Nasdaq rules. Each term used in the matrix has the meaning given to it in the Nasdaq rules and related instructions. The information in the matrix below is based solely on information provided by our directors about their gender and demographic self-identification.
Board Diversity Matrix (As of January 4, 2024)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—

AUDIT/COMPENSATION COMMITTEE REPORT
The following report of the Audit/Compensation Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission nor shall this report be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit/Compensation Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the Company’s financial statements and the financial reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2023:
(1)	The Audit/Compensation Committee reviewed and discussed the audited consolidated financial statements with management;
(2)
The Audit/Compensation Committee discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07; and

(3)
The Audit/Compensation Committee received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit/Compensation Committee concerning independence and has discussed with Deloitte its independence.

The Audit/Compensation Committee discussed with Deloitte the overall scope and plans for their audit of the Company’s financial statements. The Audit/Compensation Committee meets periodically with the Company’s independent registered public accounting firm to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit/Compensation Committee held ten meetings during fiscal 2023.
Based on the review and discussions referred to above, the Audit/Compensation Committee recommended to the Company’s Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, for filing with the SEC.
SUBMITTED BY: THE AUDIT/COMPENSATION COMMITTEE

Fred D. Ayers Ernest E. Ferguson Brenda S. Tudor

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
The following discussion and analysis are intended to provide an understanding of the compensation earned by each of the Company’s named executive officers (“Executive Officers”) and describes the Company’s compensation objectives and policies as applied to these Executive Officers.
Compensation Philosophy. The objectives of the Company’s compensation program are to (1) attract, motivate, develop and retain top quality executives who will drive long-term stockholder value and (2) deliver competitive total compensation packages based upon both Company and individual performance. The Company wants its executives to balance the risks and related opportunities inherent in its industry and in the performance of their duties and share the upside opportunity and the downside risks once actual performance is measured.
The Audit/Compensation Committee is responsible for administering executive compensation. The duties of this committee are set forth under the heading “ELECTION OF DIRECTORS – Committees of the Board of Directors – Audit/Compensation Committee.” To achieve the objectives of the Company’s compensation program, the Company’s Chief Executive Officer and the Audit/Compensation Committee have set forth a compensation program for its Executive Officers that is reviewed annually. It includes the following elements:
•	Base annual cash salary;
•	Annual cash incentive bonuses; and
•	Retirement, health and other benefits.
The Company does not have any employment, change of control or severance agreements with any of its Executive Officers. The Company believes in trust, loyalty and commitment from both the Company and the Executive Officers and believes that such agreements are not necessary to achieve its goals and the needs of the Executive Officers.
Factors Considered in Determining Compensation. The Company’s Chairman of the Board, Chief Executive Officer, and members of management periodically review the compensation paid by the Company to its Executive Officers and other associates. Based on the Company’s general performance and that of the individual Executive Officer, final subjective determinations are made with respect to any changes to be made to that compensation. Bonuses paid to officers of the Company’s subsidiary, Milkco, Inc. (“Milkco”), are based on a percentage of Milkco’s earnings before taxes and payment of bonuses.
Neither the full Board nor the Audit/Compensation Committee generally reviews or ratifies the decisions of the Chairman of the Board, Chief Executive Officer, and members of management relating to executive compensation unless otherwise required by the Company’s Bylaws, by resolutions adopted by the Board, or by the North Carolina Business Corporation Act. Decisions are made by the Board or the Audit/Compensation Committee if such decisions require the adoption of documents relating to employee benefit plans or programs. In addition, the Audit/Compensation Committee is required by resolution of the Board to approve any increases in compensation that the Company will pay to an associate whose base salary is in excess of $500,000, all incentive compensation that the Company will pay to Executive Officers and any incentive payments in excess of $250,000 that the Company will pay to any other associate who does not work in one of the Company’s supermarkets. Certain managers that work in the Company’s supermarkets are paid incentive compensation based on each individual store’s operating profit. These incentive payments may exceed $250,000 and are not approved by the Audit/Compensation Committee.
Elements of Executive Compensation
Base Salary. Base salary is used to attract and retain Executive Officers and is determined using publicly available comparisons with industry competitors and other relevant factors, including, among others, the seniority of the individual, the functional role of the position, the level of the individual’s responsibility and ability to replace the individual. The information is used subjectively without benchmarking in the determination of base salaries. The base salaries paid to the Executive Officers during fiscal 2023 are shown in the Summary Compensation Table presented in this Proxy Statement.
Cash Incentive Bonus Awards. Annual cash bonuses are a significant component of each Executive Officer’s compensation, reflecting the Company’s belief that management’s contribution to long-term stockholder returns comes from maximizing earnings and the potential of the Company.

Each Executive Officer of the Company receives a bonus, the amount of which is subjectively determined taking into consideration Company profitability and the Executive Officer’s performance for the fiscal year to which the bonus relates. This subjective determination is made by the Chairman of the Board, Chief Executive Officer, and in certain circumstances, consultation with members of management, and approved by the Audit/Compensation Committee. Mr. Hogan, President of the Company’s subsidiary, Milkco, Inc., also receives a performance based incentive bonus equal to a percentage of Milkco’s earnings before taxes and payment of bonuses, up to a maximum of $49,950 per year. Based on Milkco’s expected financial performance, the Company anticipates that Mr. Hogan will receive at or near the maximum bonus.
Retirement, Health and Other Benefits.
Investment/Profit Sharing Plan. The Company maintains the Ingles Markets, Incorporated Investment/Profit Sharing Plan (the “Profit Sharing Plan”) to provide retirement benefits to eligible associates, including Executive Officers. The Profit Sharing Plan includes 401(k) associate elective contributions, discretionary employer matching contributions and discretionary profit sharing contribution features. The assets of the Profit Sharing Plan are held in trust for participants and are available for distribution upon the retirement, disability, death, in-service following age 59 1∕2 (upon request) or other termination of employment of the participant. Quarterly, the Company, in its discretion, determines the amount of any Company profit sharing contributions and the amount of any matching contributions to be made based on participants’ 401(k) contributions for the quarter. During fiscal 2023, the Company matched associate contributions at a rate of $0.75 for each dollar of associate contributions up to 5% of the associate’s salary.
Associates who participate in the Profit Sharing Plan may contribute to their 401(k) account between 1% and 50% (in increments of 1%) of their compensation by way of salary reductions that cannot exceed a maximum amount that varies annually in accordance with the Internal Revenue Code. Highly compensated participants are limited to 3%. The Company also makes available to Profit Sharing Plan participants the ability to direct the investment of their 401(k) accounts (including the Company’s matching contributions) in various investment funds, including a fund holding Class A Common Stock of the Company.
The Company did not make a discretionary profit sharing contribution to the Profit Sharing Plan for fiscal 2023.
Company discretionary employer matching cash contributions to the Profit Sharing Plan totaled $5.7 million for fiscal 2023. These contributions were allocated to the matching contribution accounts in each participant’s 401(k) account. The Company’s contributions to each of the Executive Officers are reflected in the Summary Compensation Table presented in this Proxy Statement. As of September 30, 2023, all of the Executive Officers who are named in the Summary Compensation Table were 100% vested in their accounts. Participants’ interests in employer contributions allocated to their accounts vest over two years; 50% year one and 100% year two.
Nonqualified Investment Plan. The Company maintains an Executive Nonqualified Excess Plan to provide benefits similar to the Profit Sharing Plan to certain of the Company’s highly compensated associates and pharmacists (in the Company’s stores) who are otherwise limited in their associate elective contributions under the 401(k) feature of the Profit Sharing Plan. Associates who participate in the Executive Nonqualified Excess Plan may contribute between one percent and seventy-five percent of base pay and up to one hundred percent of bonus pay (in increments of one percent) of their compensation by way of salary reductions. In addition, the Company may make discretionary matching contributions. The Company’s contributions to each of the Executive Officers are reflected in the Summary Compensation Table presented in this Proxy Statement. During fiscal 2023, the Company matched associate contributions at a rate of $0.75 for each dollar of associate contributions up to 2% of the associate’s earnings. As of September 30, 2023, all of the Executive Officers who are named in the Summary Compensation Table were 100% vested in their accounts. Participants’ interests in contributions allocated to their accounts vest over six years. Company contributions to the Nonqualified Excess Plan were approximately $509,000 in fiscal 2023.
Insurance. The Company currently makes available to its Executive Officers and all associates a comprehensive health, dental, vision, life and disability insurance program. The health care insurance offers a variety of coverage options, at the associate’s discretion. The Company maintains, at its expense, for the benefit of each of its full-time associates, life insurance policies in amounts up to $500,000 based on the compensation of the associate. The premiums paid by the Company for the benefit of Executive Officers are included in the Summary Compensation Table presented in this Proxy Statement.

Stockholder Vote on Executive Compensation
At the annual meeting of stockholders of the Company held on February 14, 2023, the Company’s stockholders voted, on an advisory, non-binding basis, on the compensation paid to the Company’s Executive Officers, otherwise referred to as “say on pay.” The Company’s stockholders voted overwhelmingly to approve, on an advisory basis, the compensation of the Company’s Executive Officers. The Company’s Board considered the recommendations of the stockholders and determined that the Company would not make any material modifications to the compensation arrangements for the Executive Officers.
Management of Compensation – Related Risk
The Board has considered and determined that risks arising from the Company’s compensation policies and practices for its associates, including the Executive Officers, are not reasonably likely to have a material adverse effect on the Company.
Audit/Compensation Committee Report on Executive Compensation
The Audit/Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” set forth above in this Proxy Statement. Based on such review, the related discussions and such other matters deemed relevant and appropriate by the Audit/Compensation Committee, the Audit/Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
SUBMITTED BY:
THE AUDIT/COMPENSATION COMMITTEE

Fred D. Ayers Ernest E. Ferguson Brenda S. Tudor

Executive Compensation Summary
The following tables set forth information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and each of its other Executive Officers for the fiscal years indicated.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
James W. Lanning Chief Executive Officer and President	2023	1,118,462	2,115,000	—	57,518	3,290,980
	2022	1,004,375	1,450,000	—	50,991	2,505,366
	2021	903,333	1,175,000	—	46,337	2,124,670

Robert P. Ingle Chairman of the Board	2023	1,194,904	6,645,000	—	111,468	7,951,372
	2022	1,053,333	4,685,000	—	79,962	5,818,295
	2021	853,333	2,775,000	—	49,303	3,677,636

Patricia E. Jackson Vice President Finance, Chief Financial Officer(2)	2023	411,442	315,000	—	19,158	745,600
	2022	285,633	270,000	—	1,624	557,257

Michael D. Hogan President, Milkco, Inc.(3)	2023	321,058	50,000	49,950	17,962	438,970
(1)	All other fiscal 2023 compensation for each of the Executive Officers consists of the following:
	Fiscal 2023
	James W. Lanning	Robert P. Ingle, II	Patricia E. Jackson	Michael D. Hogan
Employer Match for 401(k) Plan	$7,425	$7,425	$12,938	$7,840
Employer Match for Non-Qualified Plan	38,642	88,170	4,549	5,373
Life Insurance	960	960	780	559
Accidental Death & Dismemberment and Long-Term Disability Insurance	891	891	891	891
Travel Expenses	9,600	14,022	—	3,300
(2)	Ms. Jackson was named Vice President and Chief Financial Officer of the Company, effective February 23, 2022.
(3)	Mr. Hogan was named President of Milkco, Inc., effective October 1, 2022.

CEO Pay Ratio
SEC rules require that the Company disclose the total annual compensation of James W. Lanning, our Chief Executive Officer (“CEO”), the median of the total annual compensation of all associates other than Mr. Lanning (“Median Annual Compensation”), as well as their ratio to each other (referred to as the “CEO pay ratio”), which we base on data as of September 17, 2023 (the “Determination Date”). Our associate population consists of a number of part-time associates, most of them compensated on an hourly basis. As noted in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, approximately 53% of the Company’s associates work on a part-time basis. The Company’s median associate for fiscal 2023 was a full-time, hourly associate who was paid for less than forty hours during the week containing the Determination Date.
For fiscal 2023:
•	Mr. Lanning’s total compensation: $3,290,980
•	Median Annual Compensation: $22,708
•	Ratio of CEO total compensation to Median Annual Compensation: 145:1
•
This CEO pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K. To identify the Median Annual Compensation, we took the following steps:

○
For the week ending with the Determination Date, 26,253 active associates received cash compensation. This population consisted of full-time, part-time and temporary associates for the Company and all of its subsidiaries.

○	The Company used gross wages including salary, wages, overtime and any other cash compensation for the week ending the determination date to identify the median associate.
○	For this associate, we multiplied the weekly wages by 53 weeks to determine Median Annual Compensation of $22,708.
○	We calculated the CEO pay ratio taking into account that CEO compensation includes amounts other than weekly salary.
SEC rules for the CEO pay ratio allow companies to adopt a variety of methodologies and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to what the Company reports.

Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Item 402(v) of Regulation S-K, we are providing the following disclosure regarding executive compensation and Company performance for the years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

					Value of Initial Fixed $100 Investment Based on(3)
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return	Peer-Group Total Shareholder Return	Net Income ($000s)	Net Sales ($000s)
2023	$3,290,980	$3,290,980	$3,045,314	$3,045,314	$213	$131	$210,812	$5,892,782
2022	$2,505,366	$2,505,366	$1,753,173	$1,753,173	$229	$117	$272,759	$5,678,835
2021	$2,124,670	$2,124,670	$1,583,027	$1,583,027	$182	$118	$249,731	$4,987,920

(1)
The amounts reflect the Summary Compensation Table total compensation figures for James W. Lanning, our principal executive officer (“PEO”), for each of the years listed. The Non-PEO NEOs (named executive officers) for who the Summary Compensation Table total average compensation is presented are: for 2023, Robert P. Ingle, Patricia E. Jackson, and Michael D. Hogan; for 2022, Robert P. Ingle, Patricia E. Jackson, Ronald B. Freeman, and Larry K. Collins; for 2021, Robert P. Ingle, Ronald B. Freeman, and Larry K. Collins.

(2)
The amounts shown for Compensation Actually Paid and Average Compensation Actually Paid to Non-PEO NEOs have been calculated in accordance with Item 402(v) of Regulation S-K. These amounts reflect total compensation as set forth in the Summary Compensation Table above for each year. None of the adjustments required by Item 402(v) are applicable to the Company.

(3)
This column shows Company Total Shareholder Return (“TSR”) and peer group TSR on a cumulative basis for each year of the three-year period from 2021 through 2023. For purposes of this disclosure, the peer group consists of the peer group used for our stock performance graph, as presented in Item 5 of the Company’s Annual Report on Form 10K for the fiscal year ended September 30, 2023. The companies making up the peer group, in no particular order, are Ingles Markets, Inc., Koninklijke Ahold Delhaize N.V., Weis Markets, Inc., The Kroger Co., SpartanNash Co., Sprouts Farmers Markets, Inc., and Village Super Market, Inc. Dollar values assume $100 was invested for the cumulative period from September 26, 2020 to September 30, 2023, in either the Company or the peer group, and reinvestment of the pre-tax value of dividends paid. Historical stock performance is not necessarily indicative of future stock performance.

Relationship Between Compensation Actually Paid and Company Cumulative Total Shareholder Return (TSR).
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the Average Compensation Actually Paid to Non-PEO NEOs, and the Company Cumulative TSR for each year of the three-year period from 2021 through 2023.

Relationship Between Compensation Actually Paid and Company Net Income.
The following charts sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and Company Net Income for each year of the three-year period from 2021 to 2023.

Relationship Between Compensation Actually Paid and Company Net Sales.
The following charts sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to Non-PEO NEOs, and Company Net Sales for each year of the three-year period from 2021 to 2023.

Relationship Between Company TSR and Peer Group TSR.
The following chart sets forth the relationship between our cumulative TSR and the TSR for the peer group for each year of the three-year period from 2021 through 2023.

Proposal for Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory, non-binding, basis, the compensation paid to our Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
The Board is providing stockholders with the opportunity to cast an advisory, non-binding vote on the compensation of our Executive Officers, as described under the heading “EXECUTIVE COMPENSATION AND OTHER INFORMATION – Compensation Discussion and Analysis (the “CD&A”)” of this Proxy Statement and the compensation tables and narrative disclosures following the CD&A. This proposal, commonly known as a “say on pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our fiscal 2023 executive compensation programs and policies and the compensation paid to the Executive Officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.
The Company’s compensation program is administered by the Audit/Compensation Committee of the Board, which is composed entirely of independent directors and carefully considers many different factors, as described in the CD&A in order to provide appropriate compensation for the Company’s executives. The objectives of the Company’s compensation program are to (1) attract, motivate, develop and retain top quality executives who will drive long-term stockholder value and (2) deliver competitive total compensation packages based upon both the Company and individual performance. The Company wants its executives to balance the risks and related opportunities inherent in its industry and in the performance of their duties, and share the upside opportunity and the downside risks once actual performance is measured.
The Board appreciates and values stockholders’ views and recommends a vote “FOR” the proposal for the advisory vote on executive compensation, as stated by the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Executive Officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the 2023 Summary Compensation Table, and the other related tables and disclosures.”
The say on pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote in considering future compensation arrangements.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Except where indicated in the footnotes below, the following table sets forth the number of shares of Class A Common Stock and Class B Common Stock owned beneficially as of September 30, 2023, by each director and nominee for director, each of the executive officers of the Company named in the Summary Compensation Table presented in this Proxy Statement, all directors and executive officers as a group and each person known by the Company to be a beneficial owner of more than five percent (5%) of either class of the outstanding Common Stock. The table also sets forth the percentage of each class of Common Stock held by such stockholders. As of September 30, 2023, there were 14,497,075 shares of Class A Common Stock and 4,497,301 shares of Class B Common Stock outstanding. Except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to the Common Stock listed.
	Number of Shares Owned Beneficially		Percentage of Common Stock		Percentage of Total Voting Power
Name	Class A(2)	Class B	Class A(2)	Class B
Directors and Named Executive Officers:
Robert P. Ingle, II(1)	4,294,334(3)(4)	4,294,334(3)(4)	22.9%(3)(4)	95.5%(3)(4)	72.2%(3)(4)
James W. Lanning(1)	101,084(3)	91,084(3)	0.7%(3)	2.0%(3)	1.5%(3)
Michael David Hogan(1)	0	0	*	*	*
Laura Ingle Sharp(1)	42,700	0	0.3%	*	0.1%
Patricia E. Jackson(1)	91,084(3)	91,084(3)	0.6%(3)	2.0%(3)	1.5%(3)
Fred D. Ayers(1)	463	0	*	*	*
Brenda S. Tudor(1)	300	0	*	*	*
Ernest E. Ferguson(1)	250	0	*	*	*
John R. Lowden(1)	600	0	*	*	*
5% Stockholders:
Mario J. Gabelli et al(5)	981,105(6)	0	6.8%(6)	*	1.6%(6)
Dimensional Fund Advisors, LP(7)	1,197,177(8)	0	8.3%(8)	*	2.0%(8)
The Vanguard Group(9)	1,199,812(10)	0	8.3%(10)	*	2.0%(10)
BlackRock, Inc.(11)	1,061,766(12)	0	7.3%(12)	*	1.8%(12)
River Road Asset Management, LLC (13)	771,430(14)	0	5.3%(14)	*	1.3%(14)
Royce & Associates, LP(15)	738,286(16)	0	5.1%(16)	*	1.2%(16)
Ingles Investment/Profit Sharing Plan(1)	91,084	91,084	0.6%	2.0%	1.8%
All Directors and Executive Officers as a group (9 persons)	4,348,647(3)	4,294,334(3)	23.1%(3)	95.5%(3)	72.3%(3)
*	Less than 1%.
(1)	The address of all beneficial owners, apart from Mr. Hogan, is P.O. Box 6676, Asheville, North Carolina 28816. Mr. Hogan’s address is 220 Deaverview Road, Asheville, North Carolina 28806.
(2)
Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Class A Common Stock. If the holder of any shares of Class B Common Stock transfers the shares to anyone other than a “qualified transferee” as defined in the Company’s Articles of Incorporation, then each share of Class B Common Stock will automatically convert into a share of Class A Common Stock. Accordingly, for each holder of Class B Common Stock the number of shares and percentage of Class A Common Stock set forth in this table also reflect the Class A Common Stock into which such stockholder’s shares of Class B Common Stock are convertible. However, these converted shares are not used to calculate such percentages for any other stockholder in this table. The number of shares and percentage of Class A Common Stock held by all directors and executive officers as a group also reflects the conversion into Class A Common Stock of each share of Class B Common Stock held by each director and executive officer. Because the Class B Common Stock converts into Class A Common Stock on a one to one basis, the number of shares of Class B Common Stock noted in the table above also represents the number of shares of Class A Common Stock each holder would beneficially own upon conversion of the Class B Common Stock beneficially owned by them.

(3)
Includes the 91,084 shares of Class B Common Stock held by the Company’s Profit Sharing Plan, of which Messrs. Ingle II and Lanning and Ms. Jackson are trustees. The trustees, by a majority vote, have sole voting power and dispositive power with respect to such shares. However, Messrs. Ingle II and Lanning and Ms. Jackson disclaim beneficial ownership of such shares.

(4)	Includes a total of 4,203,250 shares of Class B Common Stock held in a trust of which Mr. Ingle II is sole trustee with sole voting power and dispositive power with respect to such shares and an LLC.
(5)	The address of this beneficial owner is GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1435.

(6)
The information as to Mario J. Gabelli (includes entities controlled directly or indirectly by Mario Gabelli, collectively, the “Gabelli Entities”) with respect to the number of shares beneficially owned by the Gabelli Entities is derived from its Schedule 13D/A filed with the Securities and Exchange Commission on August 24, 2022. All other information regarding the Gabelli Entities is derived from such Schedule. Such Schedule discloses that (i) Mario Gabelli is the chief investment officer for most of the Gabelli Entities signing such statements and is deemed to have beneficial ownership of the shares owned by all Gabelli Entities, (ii) Mario Gabelli and the Gabelli Entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder and (iii) Mario Gabelli and the Gabelli Entities have the sole power to vote or direct the vote and dispose or to direct the disposition of all the shares of which they are beneficial owners. The Gabelli Entities that beneficially own shares of the Company’s Class A Common Stock are registered investment advisors and beneficially own such shares in an agent capacity.

(7)	The address for this beneficial owner is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(8)
The information as to the number of shares beneficially owned by Dimensional Fund Advisors LP is derived from its Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2023. All other information as to Dimensional Fund Advisors LP is also derived from such Schedule. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in such Schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(9)	The address for this beneficial owner is 100 Vanguard Blvd., Malvern, PA 19355.
(10)
The information as to this beneficial owner with respect to the number of shares beneficially owned by The Vanguard Group is derived from its Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2023.

(11)	The address for this beneficial owner is 55 East 52nd Street, New York, NY 10055.
(12)
The shares are beneficially owned by subsidiaries of BlackRock, Inc. The information as to this beneficial owner with respect to the number of shares beneficially owned by BlackRock, Inc. is derived from its Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2023.

(13)	The address for this beneficial owner is 462 S. 4th Street, Suite 2000, Louisville, KY 40202.
(14)
The information as to this beneficial owner with respect to the number of shares beneficially owned by River Road Asset Management, LLC is derived from its Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2023.

(15)	The address for this beneficial owner is 745 Fifth Avenue, New York, NY 10151.
(16)
The information as to this beneficial owner with respect to the number of shares beneficially owned by Royce & Associates, LP is derived from its Schedule 13G filed with the Securities and Exchange Commission on January 23, 2023.

TRANSACTIONS WITH RELATED PERSONS
The Company monitors related party relationships and related party transactions by requiring that each director and executive officer notify the Company’s Chief Financial Officer and Executive Committee in advance of any proposed transaction that may be considered a transaction with a related person. The Company has adopted a formal Related Party Transactions policy that requires, among other things: notification to the Company’s Chief Financial Officer in advance of any upcoming transaction that may be considered a transaction with a related person; and review and approval or disapproval by the Audit Committee of the Board for all such proposed transaction in excess of $120,000 to ensure compliance with such policy, Nasdaq rules, and SEC regulations. In addition, each director and executive officer completes an annual questionnaire that requires disclosure of all transactions with related persons. All transactions with related persons described below were reviewed and approved by the Audit Committee.
The Company from time to time extends short-term, non-interest bearing loans to the Company’s Profit Sharing Plan to allow the Profit Sharing Plan to meet distribution obligations during a time when the Profit Sharing Plan is prohibited from selling shares of the Company’s Class A Common Stock. During fiscal 2023, the Company provided a $330,000 loan to the Company’s Profit Sharing Plan that was subsequently repaid in full. As of the date of this filing, there were no loans outstanding.
The Company from time to time purchases from the Profit Sharing Plan shares of the Company’s Class B Common Stock to meet distribution obligations of the Profit Sharing Plan. There were no such transactions during fiscal 2023. The per share purchase price for these transactions is equal to the closing sales price of the Company’s Class A Common Stock on the Nasdaq Global Select Market for the day prior to the purchase.
The Company is party to leases, with a limited liability corporation, of which Robert P. Ingle II, the Company’s Chairman of the Board, is one of its principals. The Company’s aggregate annual lease payment obligations under these leases are currently approximately $318,000.
During the twelve months ended September 30, 2023, the Company purchased two properties, which join property owned by the Company, for a combined $5.8 million from a limited liability company having Mr.  Ingle II as one of its principals. In accordance with the Company’s Related Party Transaction policy, independent fair market value appraisals were obtained to determine the purchase price.
During the twelve months ended September 30, 2023, the Company and a limited liability company having Mr. Ingle II, as one of its principals swapped adjoining properties, each having a value of approximately $600,000, in an even exchange. In accordance with the Company’s Related Party Transaction policy, independent fair market value appraisals were obtained.
The Company believes that the transactions described above were on terms no less favorable to the Company than those available from unaffiliated third parties in transactions negotiated at arms-length. The Company does not intend to enter into any transactions in the future with or involving any of its executive officers or directors or any members of their immediate family on terms that would be less favorable to the Company than those that would be available from unaffiliated third parties in arms-length transactions.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and its subsidiaries since 2012. The Company had no disagreements with Deloitte on accounting and financial disclosures. Deloitte’s work on the Company’s audit for fiscal year 2023 was performed by full-time, permanent associates and partners of the firm. Representatives of Deloitte are expected to be present at the Annual Meeting and they will have an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions from our stockholders.
Historically, the Company has engaged its independent registered public accounting firm for a given fiscal year during February of that year, therefore, while the Company has not yet appointed an independent registered public accounting firm to audit the Company’s fiscal 2024 financial statements, it expects that Deloitte will be appointed in the near future.
Principal Accountant Fees and Services
The Company incurred fees in fiscal years 2023 and 2022 for services performed by Deloitte as set forth in the table below.
Deloitte
	Year Ended September 30, 2023	Year Ended September 24, 2022
Audit Fees	$1,155,000	$1,005,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,155,000	$1,005,000
In the above tables:
“Audit fees” are fees billed by the independent registered public accounting firms for professional services for the audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K, the audit of internal controls over financial reporting, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements;
“Audit-related fees” are fees for services performed during the respective years by the independent registered accounting firm for assurance and related services not reported under the caption “Audit Fees” in the tables above.
“Tax fees” are fees for services performed during the respective years by the independent registered public accounting firm for professional services related to certain tax compliance, tax advice, and tax planning; and
“All other fees” are fees for any other services performed during the respective years.
The Company’s Audit/Compensation Committee pre-approved all services described above for fiscal 2023, including non-audit services, and has determined that these fees and services are compatible with maintaining the independence of Deloitte. The Company’s Audit/Compensation Committee requires that each service provided by Deloitte be pre-approved by the committee. However, the committee has empowered the chair of the committee to grant such approval on its behalf as to matters that arise between Audit/Compensation Committee meetings.

CORPORATE ENVIRONMENTAL, SOCIAL AND GOVERNANCE RESPONSIBILITY
Environmental Stewardship
The Company has several green initiatives to improve sustainability in our stores, our products, and our distribution system. We believe these initiatives help combat the dangers of climate change and help protect our stakeholders from the risks of climate change. The most significant initiatives include:
•	LED lighting in our glass enclosed fixtures, saving 55-65% in energy consumption;
•	Skylights and automated energy management systems in our stores to turn down/turn off lights and equipment based on ambient light levels and customer proximity to coolers and freezers;
•	Heat rejection systems to recapture and recycle heat from refrigeration compressors, which also use less refrigerant and utilize types of refrigerant with a lower environmental impact;
•	Recycling of all plastic wrap, bags, pallets and wood products in our stores and our distribution center;
•	Recycling single-use plastic bags and promoting the use of re-usable bags;
•	Replacing our trucks with more energy efficient models and using backhauls wherever possible to minimize empty trucks on the roads;
•	Our car washes have reclaim systems to recycle water;
•	Many of our stores contain free charging stations for electric vehicles; and
•	We have reduced our paper advertising in favor of electronic communications.
Social Impact
The Company has always supported our communities across our entire store base. Each year, millions of pounds of food are provided to local food banks.
Our other community giving initiatives are focused on the education of children and meeting the specific needs of our communities. Each year we provide hundreds of thousands of dollars in direct financial support through our Tools for Schools program. We also conduct collection drives for school supplies, coats and toys for at-risk children.
During the COVID-19 pandemic which began in early 2020, our pharmacies administered vaccines and conducted outreach programs to enhance access to vaccines.
Governance
Other parts of this Proxy Statement address corporate governance issues at the Board and Audit/Compensation Committee level. Our Audit/Compensation Committee met ten times in fiscal year 2023, including meetings directly with the Company’s Internal Audit Department and with the Company’s independent registered public accounting firm without Company management being present.
The Company has adopted a Code of Ethics that applies to its senior financial officers, including without limitation, its Chairman, Chief Executive Officer, Chief Financial Officer and Controller. The full text of the Code of Ethics is published on the Company’s website at www.ingles-markets.com under the caption “Corporate.” In the event that the Company makes any amendments to, or grants any waivers of, any provision of the Code of Ethics applicable to its principal executive officer, principal financial officer or principal accounting officer, the Company intends to promptly disclose such amendment or waiver on its website.
The Company does not currently have formal practices or policies with respect to the ability of associates (including officers) or directors to engage in hedging transactions with respect to the Company’s equity securities.
At Ingles Markets, we know we are so much more than a grocery store. We are made up of associates, customers, and vendors. The Company supports and encourages equality, diversity and inclusion throughout our corporate office, distribution center, retail stores and within each community we are located. The Company has enhanced its training and awareness programs for all associates to better understand our biases and to increase the encouragement of equality, diversity and inclusion.
Please refer to the “Human Capital”, “Environmental Matters” and “Government Regulation” sections in the Annual Report on Form 10-K for the year ended September 30, 2023, filed by the Company under the Securities Exchange Act of 1934, on November 29, 2023.

STOCKHOLDER PROPOSAL REGARDING CAGE FREE EGG PROGRESS DISCLOSURE
In the “Animal Welfare” section of its website, Ingles states that the company is “passionate about Animal Welfare” and “is committed to supporting the humane treatment of animals.”
Toward that end, in 2016, Ingles announced in a press release that its “goal is to have 100% of both the shell and liquid eggs it sells come from cage-free hens by 2025.” (Despite its passion for animal welfare, Ingles had been permitting its egg suppliers to lock hens in cages so small and cramped, the animals could barely move for their entire lives.)
Come 2022, six years had passed since the company made its pledge and only three were left before its deadline. So, a Humane Society of the United States shareholder proposal requested a progress update.
In its statement opposing the proposal, Ingles reiterated the company’s passion for animal welfare and said it “believes that the 2025 goal is attainable.” Yet, oddly, it refused to disclose any measurable progress whatsoever.
Institutional Shareholder Services (ISS) supported the proposal, concluding, “there is an industry transition taking place towards sale of 100 percent cage-free eggs, and many of the company’s peers have either reached 100 percent cage-free eggs in their supply chains or are disclosing their progress.” It continued: “Lack of disclosure on this front puts the company in a laggard position versus its peers. For these reasons, this proposal warrants shareholder support.”
Since then, Ingles has continued touting its cage-free egg goal–but still without disclosing any measurable progress.
With its 2025 deadline now even closer, we ask the company to reconsider this secrecy and disclose its progress.
THEREFORE, BE IT RESOLVED: Shareholders request that within six months, Ingles disclose what percentage of its shell and liquid eggs come from cage-free animals, the specific steps Ingles has taken toward implementing its cage-free egg commitment since first announcing the pledge, and what next steps the company will take to reach its 2025 goal.
Robert P. Ingle, II has informed the Company that he, in his capacity as a stockholder, intends to vote against this stockholder proposal. Mr. Ingle, II controls approximately 72% of our outstanding voting power. If Mr. Ingle, II votes against the proposal, it will not receive a sufficient number of favorable votes to be approved.

STOCKHOLDER PROPOSAL CONCERNING RISK DISCLOSURE RELATED TO CONSUMER EXPECTATIONS ON SIGNIFICANT POLICY MATTERS
Dear fellow shareholders,
Incredibly, Ingles’ 10-Ks don’t declare any risks from changes in customer trends, tastes, preferences, or shopping patterns (collectively, customer “expectations”) regarding significant policy (or any other) matters – raising serious governance concerns about the Board’s role overseeing how Ingles determines such risks.
And indeed, customer expectations on significant policy issues can pose risks if not adequately addressed.
•
In its 2022 “Imperative Issues” report, FMI specifically recognizes “rising ESG expectations” as one of “six major issues” impacting retailers. (FMI is the industry’s trade association, and Robert P. Ingle II sits on its Board of Directors and its Public Affairs Committee.)

•
As Walmart recognizes, failing to “effectively respond to changing consumer tastes, preferences (including those related to ESG issues) and shopping patterns…could negatively affect our reputation and relationship with our customers, the demand for the products we sell or services we offer, our market share and the growth of our business.” (See many more examples at: TABholdings.org/Ingles)

•
Says Glass Lewis: “Insufficient oversight of material environmental and social issues can present direct legal, financial, regulatory and reputational risks that could serve to harm shareholder interests.”

•	In fact, even failing to disclose risks can create new risks, which the Board should certainly be closely scrutinizing and vigilantly avoiding.
Moreover, since 2006, Ingles’ 10-Ks have included a dedicated section about “trends” that may continue for the next year – but they don’t say that Ingles’ response (or failure to respond) to values-based expectations can pose risks. And concerningly, Ingles’ 10-K “trends” section only identifies a single such issue: the environment.
•
Every year since 2008, they’ve reported, using the exact same language, that: “The Company and its customers will continue to become more environmentally aware, evidenced by the Company’s increased recycled waste paper and pallets and customers’ increased usage of reusable shopping bags.”

•	Of course, if every year since 2008, Ingles and its customers have grown more aware, shareholders could expect Ingles’ language to evolve; yet it’s remained the same.
•
Similarly, Ingles has had a “Green Initiatives” webpage since 2011 but not one word has changed there either. (And yet in 2019, Ingles suddenly began inserting this old language into its annual proxy statements.)

•	As for expectations on other prevalent issues – like climate change, human rights, board diversity, or lobbying: Ingles offers little, if anything, in the way of concrete policies addressing them.
While it’s shocking that Ingles doesn’t attribute any risks to any changing customer expectations, we now seek details about how the Board oversees Ingles’ determination and management of those relating to significant policy issues.
THEREFORE, shareholders request that within six months, Ingles publish a report that EITHER explains how and why the company affirmatively concluded it faces no material risks attributable to changing customer expectations on significant environmental and social policy matters OR, if it does not so conclude, discloses an analysis of how the Board is overseeing Ingles’ management of such risks (and any risks from failing to have disclosed the risks).
Contact: IMKTA@TABholdings.org
Robert P. Ingle, II has informed the Company that he, in his capacity as a stockholder, intends to vote against this stockholder proposal. Mr. Ingle, II controls approximately 72% of our outstanding voting power. If Mr. Ingle, II votes against the proposal, it will not receive a sufficient number of favorable votes to be approved.

OTHER MATTERS
Solicitation of Proxies
The Company will solicit proxies for the Annual Meeting and will bear the cost of Internet availability of documents, voting over the Internet and for all other costs associated with assembling, printing, mailing and soliciting proxy solicitation materials. The Company’s officers and regular associates may also solicit proxies in person or by telephone, but they will not be specially compensated for such services. The Company’s regularly retained investor relations firm, Finn Partners, may also solicit proxies by Internet, telephone and mail. The Company will not pay Finn Partners a separate fee for any such proxy solicitations. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in forwarding proxy solicitation materials to the beneficial owners of Common Stock held of record by them.
Stockholders’ Proposals for the 2025 Annual Meeting
The Company plans to hold its 2025 Annual Meeting of Stockholders in February of 2025. Any proposal that a stockholder wants to be presented at the 2025 Annual Meeting of Stockholders must be received by the Secretary no later than September 6, 2024 or the proposal will automatically be excluded from proxy materials for that meeting. Such proposals must be received by the Secretary at the Company’s principal office, the address of which is set forth in this Proxy Statement, and must meet the requirements of the regulations of the Securities and Exchange Commission to be eligible to be included in the proxy materials for the Company’s 2025 Annual Meeting. In addition, for stockholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19 under the Exchange Act, stockholders must provide notice no later than December 15, 2024, containing the information required by Rule 14a-19 under the Exchange Act.
Further, any stockholder proposal for which the Company does not receive notice on or before November 20, 2024 shall be subject to the discretionary vote of the proxy holders at the 2025 Annual Meeting of Stockholders.
Action on Other Matters at the 2024 Annual Meeting
If notice of a stockholder proposal that had not been submitted to be included in this Proxy Statement was not received by the Company on or before November 21, 2023, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.
At this time, the Company does not know of any matters to be presented for action at the 2024 Annual Meeting other than those listed in the Notice of Annual Meeting of Stockholders and contained in this Proxy Statement. If any other matter comes before the Annual Meeting, it is intended that the persons who are named in the proxies will vote the shares represented by effective proxies in their discretion.
Section 16(a) Beneficial Ownership Reporting Compliance
Pursuant to Section 16(a) of the Exchange Act, the Company is required to identify any Reporting Person (as defined below) who failed to file on a timely basis with the SEC any report that was required to be filed during fiscal 2023 with the SEC. Such required filings include a Form 3 (an initial report of beneficial ownership of Common Stock) and a Form 4 and Form 5 (which reflect changes in beneficial ownership of Common Stock). For purposes of this Proxy Statement, a “Reporting Person” is a person who at any time during fiscal year 2023 was (a) a director of the Company, (b) an officer of the Company, or (c) a holder of more than 10% of the Company’s outstanding Class A Common Stock or Class B Common Stock.
Delinquent Section 16(a) Reports
The Company believes that during fiscal year 2023, its Reporting Persons complied with all Section 16(a) filing requirements, except that Ms. Laura Sharp inadvertently failed to timely file a Form 4 reflecting the conversion of 77,700 shares of Class B Common Stock to Class A Common Stock. In making this statement, the Company has relied solely upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to the Company and the written representations of its Reporting Persons.
Householding
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the proxy materials. If the household received a printed set of proxy materials by mail, each stockholder will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address or if you are receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may do so by notifying us in writing at Ingles Markets, Incorporated, P.O. Box 6676, Asheville, North Carolina 28816, attn Investor Relations or by telephone at (828) 669-2941, ext. 223. You also may request additional copies of the Notice or proxy materials and 2023 Annual Report by notifying us in writing or by telephone at the same addresses or telephone number, and we undertake to deliver such materials promptly.
Availability of Form 10-K
Upon written request, the Company will provide, without charge, to stockholders that are entitled to receive this Proxy Statement a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as filed with the SEC (including the financial statements and related schedules, but not including the exhibits thereto, which will be provided upon written request at the stockholder’s expense). Such Annual Report on Form 10-K is also available from the SEC at its website at https://www.sec.gov and at www.ingles-markets.com, at Corporate Information, SEC Filings. Requests for copies should be directed to Investor Relations at Ingles Markets, Incorporated, P.O. Box 6676, Asheville, North Carolina 28816, or by telephone at (828) 669-2941, ext. 223.
YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE.
By Order of the Board of Directors

Robert P. Ingle, II Chairman of the Board

SCAN TO VIEW MATERIALS & VOTE

INGLES MARKETS, INCORPORATED
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 12, 2024. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 12, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27020-P00977

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGLES MARKETS, INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ernest E. Ferguson
02) John R. Lowden

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve, by non-binding vote, executive compensation, as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
3. Stockholder proposal regarding cage free egg progress disclosure.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. Stockholder proposal concerning risk disclosure related to consumer expectations on significant policy matters.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V27021-P00977

INGLES MARKETS, INCORPORATED
Annual Meeting of Stockholders
February 13, 2024 11:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert P. Ingle, II and James W. Lanning, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock held of record by the undersigned on December 15, 2023, at the Annual Meeting of Stockholders of Ingles Markets, Incorporated to be held on February 13, 2024 at 11:00 a.m. EST, at the Grove Park Inn, 290 Macon Avenue, Asheville, NC 28804, or any postponements or adjournments thereof.

THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSALS 3 AND 4. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side

INGLES MARKETS, INCORPORATED
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 12, 2024. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 12, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V27022-P00977 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGLES MARKETS, INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Fred D. Ayers
02) Robert P. Ingle, II
03) Patricia E. Jackson
04) James W. Lanning
05) Laura Ingle Sharp
06) Brenda S. Tudor

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To approve, by non-binding vote, executive compensation, as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
3. Stockholder proposal regarding cage free egg progress disclosure.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
4. Stockholder proposal concerning risk disclosure related to consumer expectations on significant policy matters.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V27023-P00977

INGLES MARKETS, INCORPORATED
Annual Meeting of Stockholders
February 13, 2024 11:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert P. Ingle, II and James W. Lanning, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Class B Common Stock held of record by the undersigned on December 15, 2023, at the Annual Meeting of Stockholders of Ingles Markets, Incorporated to be held on February 13, 2024 at 11:00 a.m. EST, at the Grove Park Inn, 290 Macon Avenue, Asheville, NC 28804, or any postponements or adjournments thereof.

THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSALS 3 AND 4. PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side